Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005

Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES NEW $785 MILLION SENIOR CREDIT FACILITY AND

CALLS FOR REDEMPTION OF $277,474,000 OF ITS 6 1/4% SENIOR NOTES DUE 2013

NASHVILLE, Tenn. – January 9, 2012 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”) announced today that on January 6, 2012 it entered into an amendment and restatement of its current senior credit facility. The facility has been expanded to a total capacity of up to $785 million aggregate principal amount from $450 million. The maturity for the amended senior credit facility has been extended through December 2016 and will initially bear interest at London Interbank Offered Rate (LIBOR) plus 1.5%, subject to adjustments based on CCA’s leverage ratio. Borrowings under the amended senior credit facility will be used to repurchase and redeem $335.0 million aggregate principal amount of CCA’s outstanding 6 1/4% $375 Million Senior Notes due 2013 (the “2013 Notes”) as described below, and for general corporate purposes.

CCA also announced the expiration and final results of its previously announced cash tender offer to purchase up to $150 million of the 2013 Notes. The tender offer expired at 11:59 p.m., New York City time, on January 5, 2012 (the “Expiration Date”). As of the Expiration Date, CCA received tenders with respect to $57,526,000 aggregate principal amount of the 2013 Notes (approximately 15.34% of the outstanding aggregate principal amount of the 2013 Notes) pursuant to the Company’s Offer to Purchase Statement dated December 5, 2011. With the amendment and restatement of the senior credit facility, the conditions to the tender offer have been satisfied, and CCA accepted for payment and paid for all such validly tendered and not validly withdrawn notes on January 6, 2012.

In addition, CCA has instructed the trustee for the 2013 Notes to issue a notice of redemption for $277,474,000 in aggregate principal amount of the 2013 Notes in amounts of $2,000 or an integral multiple of $1,000 in excess thereof, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest through (but not including) the February 13, 2012 redemption date. After giving effect to the $335 million of combined purchase and redemptions of the 2013 Notes, CCA will have $40.0 million aggregate principal amount of 2013 Notes outstanding.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer was made solely by means of the tender offer documents.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 46 company- owned facilities, with a total design capacity of approximately 92,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

-more-

CCA Amends Senior Credit Facility and Announces Partial Repurchases and Redemptions for Its 6 1/4% Senior Notes Due 2013

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and its utilization of out of state private correctional capacity; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

###